Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 7, 2006, accompanying the consolidated financial statements and schedules (which reports expressed an unqualified opinion and contain an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, effective January 1, 2006) and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Theragenics Corporation on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Theragenics Corporation on Form S-8, file numbers 33-40737, 333-48136, 333-15313, 333-40653, 333-64801, and 333-136640, and on Form S-3 333-127551.

/s/ GRANT THORNTON LLP

Atlanta, Georgia
March 7, 2007